Exhibit 24(b)(8)(jj)(iii)

August 31, 2020

Valmark Advisers, Inc.	Milliman Financial Risk Management LLC
130 Springside Drive, Ste. 110	71 S. Wacker Drive, 31st Fl.
Akron, OH 44333	Chicago, IL 60606

Re: TOPS©	Managed Risk Balanced ETF Portfolio – Class 2
TOPS©	Managed Risk Moderate Growth ETF Portfolio – Class 2
TOPS©	Managed Risk Growth ETF Portfolio – Class 2
TOPS©	Managed Risk Flex ETF Portfolio

Ladies and Gentlemen:

Reference is hereby made to a Fund Participation Agreement dated March 12, 2012 (the “Agreement”) between Minnesota Life Insurance Company (“Minnesota Life”) and Northern Lights Variable Trust (“NLVT”), as amended on November 5, 2013, in the Second Amendment to Participation Agreement Among NLVT, Northern Lights Distributors, LLC, Valmark Advisers, Inc. (“Valmark”), and Minnesota Life, providing for the investment of certain separate accounts of Minnesota Life in shares of certain series of NLVT. This document memorializes and confirms the agreement that Valmark and Milliman Financial Risk Management LLC (“Milliman”), as investment adviser and sub-adviser to certain funds issued under NLVT, respectively, have agreed to make certain cash payments to Minnesota Life in connection with our maintaining the availability in the separate accounts of a series pursuant to the Agreement and advised by Valmark as specified in Attachment A to this letter (the “Funds”). These payments are in addition to any payment or compensation which we may receive under the Agreement or any other of our agreements with Valmark, Milliman or NLVT to distribute the Funds. Such payments will be paid in consideration of administrative and other services (“Support Services”) to be provided to Valmark and Milliman by Minnesota Life. Specifically, Valmark and Milliman have agreed to pay a fee (the “Support Fee”) set forth in Attachment A.

In connection with the agreement to pay such fees, Valmark and Milliman represent that all payments of the Support Fee shall be made from Valmark’s and Milliman’s own respective resources; no portion of the Support Fee shall be borne by NLVT or derived from NLVT’s assets. In addition, each of Minnesota Life, Valmark and Milliman represents to the others that it (including Valmark and Milliman, on behalf of the Funds) has taken all steps necessary to comply with regulatory and disclosure requirements, as applicable to each party and, in the case of Valmark and Milliman, have notified the Funds’ representatives so the Funds may comply with their respective regulatory disclosure requirements, regarding payment of the Support Fee. Each party hereby further represents to the other party that, to the best of its knowledge, the amount and form of compensation payable to Minnesota Life hereunder complies fully with applicable laws, rules, and regulations. The parties hereto further represent that payment of the Support Fee will not knowingly violate the provision of any contracts or agreements to which Valmark, Milliman or the Funds are a party.

By signing below all parties hereto signify their acceptance of the foregoing terms contained herein.

MINNESOTA LIFE INSURANCE COMPANY

By:	/s/ Kristin Ferguson
Its:
Date:	9/24/2020

VALMARK ADVISERS, INC.

By:	/s/ Caleb Callahan
Its:
Date:	9/28/2020

MILLIMAN FINANCIAL RISK MANAGEMENT LLC

By:	/s/ Adam Schenck
Its:
Date:	9/25/2020

ATTACHMENT A

Support Fee

Valmark and Milliman shall pay Minnesota Life a quarterly fee at the annual rates identified below of the average daily net asset value of all Fund shares held in Minnesota Life separate accounts on the books of NLVT. The Support Fee will begin to be calculated on October 1, 2020, with the first payment due within 30 days after December 31, 2020. Payment of the Support Fee under this Attachment A shall continue for so long as Fund shares remain held in Minnesota Life separate accounts and this Agreement and the Fund Participation Agreement are in effect, unless applicable law shall prohibit such payments. Payment is due within 30 days after the end of the quarter.

TOPS© Managed Risk Balanced ETF Portfolio – Class 2 Valmark Advisers, Inc Milliman Financial Risk Management LLC	0.005 0.015	% %
TOPS© Managed Risk Moderate Growth ETF Portfolio – Class 2 Valmark Advisers, Inc Milliman Financial Risk Management LLC	0.005 0.015	% %
TOPS© Managed Risk Growth ETF Portfolio – Class 2 Valmark Advisers, Inc Milliman Financial Risk Management LLC	0.005 0.015	% %
TOPS© Managed Risk Flex ETF Portfolio Valmark Advisers, Inc Milliman Financial Risk Management LLC	0.005 0.015	% %